Exhibit 99.B14(b)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-6 (File No. 333-45963) of our report dated March 29, 2007, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries, which appears in such Registration Statement. We also consent to the use in this Registration Statement on Form N-6 of our report dated April 27, 2007, relating to the financial statements of The Protective Variable Life Separate Account, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Birmingham, AL

April 27, 2007

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